Exhibit 5.3

Warner Chilcott Limited
Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda

Email tboys@applebyglobal.com
Direct Dial +1 441 295 3586
Tel +1 441 295 2244
Fax +1 441 292 8666
Appleby Ref 433966.0006/TB
26 May 2017

Dear Sirs

Warner Chilcott Limited (Company)

We have acted as legal advisers as to matters of Bermuda law to the Company. We have been requested to render this opinion in connection with the filing of a prospectus supplement (Prospectus Supplement) to a registration statement on Form F-3 (Reg. No. 333-202168) (Registration Statement) with the Securities and Exchange Commission (SEC) pursuant to the Securities Act of 1933, as amended (Securities Act), and the rules and regulations promulgated thereunder, relating to the registration under the Securities Act of (i) €750,000,000 aggregate principal amount of 0.500% Notes due 2021 (2021 Notes), (ii) €700,000,000 aggregate principal amount of 1.250% Notes due 2024 (2024 Notes), (iii) €550,000,000 aggregate principal amount of 2.125% Notes due 2029 (2029 Notes), and (iv) €700,000,000 aggregate principal amount of the Floating Rate Notes due 2019 (2019 Notes and, together with the 2021 Notes, the 2014 Notes and the 2029 Notes, Notes) issued by Allergan Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg (Issuer) pursuant to an Indenture (Base Indenture) dated as of March 12, 2015 by and among the Issuer, the Company (as guarantor), the other guarantors party thereto and Wells Fargo Bank, National Association as trustee (Trustee), as supplemented by the first supplemental indenture dated as of March 12, 2015 (First Supplemental Indenture), the second supplemental indenture dated as of May 7, 2015 (Second Supplemental Indenture), and a third supplemental indenture to be dated on or about the date hereof, relating to the Notes (Third Supplemental Indenture and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, Indenture) and the guarantee by the Company of the Notes pursuant to the terms of the Indenture (Guarantee).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

Assumptions

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarized or photostatic copies;

2.	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	the genuineness of all signatures on the Documents;

4.	the authority, capacity and power of each of the persons signing the Documents (other than the Company with respect to the Indenture);

5.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

6.	that the Indenture has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Indenture has actually received and accepted delivery of the Indenture;

7.	that the Company has entered into its obligations under the Indenture in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Indenture would benefit the Company;

8.	that each transaction to be entered into pursuant to the Indenture is entered into in good faith and for full value and will not have the effect of preferring one creditor over another;

9.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

10.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Company in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

11.	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect the listing of the Notes on behalf of the Company, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

12.	that the records which were the subject of the Searches were complete and accurate at the time of such searches and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Searches been materially altered.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.	The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Indenture (including the Guarantee) and to take all action as may be necessary to complete the transactions contemplated thereby.

3.	The execution, delivery and performance by the Company of the Indenture (including the Guarantee) and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

4.	The Indenture (including the Guarantee) has been duly executed by the Company and constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

Reservations

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Enforcement of the obligations of the Company under the Indenture may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

3.	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Indenture by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

4.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

5.	Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book and Judgement Book do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

6.	In opinion paragraph 1, the term ‘good standing’ means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax.

Disclosure

We consent to the filing of this opinion as an exhibit 5.3 to the Company and the Issuer’s Current Report on Form 8-K being filed on or about the date hereof and incorporated by reference into the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing acts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 2017 and the entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 26 May 2017 (together, Searches).

2.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws for the Company (collectively referred to as the Constitutional Documents).

3.	Certified copy of the Minutes of the Meeting of the Board of Directors of the Company held on 5 May 2017 (Resolutions).

4.	A Certificate of Compliance dated 25 May 2017 issued by the Registrar of Companies in respect of the Company.

5.	A PDF copy of the Registration Statement.

6.	A PDF copy of the final Prospectus Supplement.

7.	A PDF copy of the executed Indenture.